Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER FISCAL 2022 RESULTS

•Fourth quarter net earnings of $288.6 million, or $2.40 per diluted share, increased 89% compared with $152.3 million, or $1.24 per diluted share, in the prior year period; record annual net earnings of $1.2 billion
•Generated record annual core EBITDA of $1.6 billion; fourth quarter core EBITDA of $419.0 million increased 64% year-over-year and was the second highest in company history
•Core EBITDA per ton of finished steel shipped increased by $113 from the prior year quarter; favorable market conditions and operational execution more than offset inflationary pressures
•Entering fiscal 2023 from a position of strength – historically high levels of construction backlog and bidding activity in North America; good activity levels in Europe segment despite uncertain economic backdrop
•Repurchased $106.3 million of common stock during the quarter; this week announced a 14% increase to the quarterly dividend

Irving, TX - October 13, 2022 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter ended August 31, 2022. Net earnings were $288.6 million, or $2.40 per diluted share, on net sales of $2.4 billion, compared to prior year period net earnings of $152.3 million, or $1.24 per diluted share, on net sales of $2.0 billion.

During the fourth quarter of fiscal 2022, the Company recorded net after-tax costs of $6.3 million primarily for purchase accounting adjustments related to the acquisition of Tensar Corporation. Excluding these items, fourth quarter adjusted earnings were $295.0 million, or $2.45 per diluted share, compared to adjusted earnings of $154.2 million, or $1.26 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "Fiscal 2022 was another year of exceptional performance for CMC, with record financial results, as well as meaningful advancement of our growth plan and our commitment to enhance shareholder distributions. The financial benefits of past and ongoing strategic actions were clearly demonstrated through record profitability and returns on invested capital. We expect our more-recent strategic initiatives, including the acquisition of Tensar, the construction of Arizona 2, and the announcement of a fourth micro mill to serve the Eastern U.S., will drive the next phase of our value accretive growth as we build on the solid operational foundation already in place. Shareholder distributions remain a core

(CMC Fourth Quarter Fiscal 2022 - 2)

focus of our capital allocation strategy, with CMC repurchasing over $100 million worth of shares during the quarter and raising our quarterly dividend by 14%.”

Ms. Smith continued, “Looking at the fourth quarter, we generated the second-best Core EBITDA in our Company’s history, behind only the previous quarter. I am extremely proud of our continued solid execution, which has enabled us to fully capitalize on very strong market conditions in North America and to navigate the volatile conditions in Europe. The flexibility of our operations in Poland, and its low-cost operating structure relative to peers, positions CMC well to manage the challenging economic environment in Europe.”

The Company's balance sheet and liquidity position remained strong as of August 31, 2022. Cash and cash equivalents ended the quarter with a balance of $672.6 million, while available liquidity totaled over $1.3 billion. CMC repurchased approximately three million shares of common stock during the quarter, returning $106.3 million of cash to shareholders. As of August 31, 2022, $188.1 million remained under the current share repurchase authorization.

On October 11, 2022, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on October 27, 2022. The dividend to be paid on November 10, 2022, marks the 232nd consecutive quarterly payment by the Company, and represents a 14% increase from the dividend paid in July 2022.

Business Segments - Fiscal Fourth Quarter 2022 Review
Demand for CMC's finished steel products in North America was again robust during the quarter, with several key internal and external indicators pointing toward continued strength. Downstream bid volumes, a significant indicator of the construction project pipeline, increased meaningfully from a year ago, resulting in year-over-year expansion of contract backlog levels. Demand from industrial end markets was stable, with conditions in most end-use applications unchanged from the sequential quarter, but improved compared to the prior year period.

The North America segment reported adjusted EBITDA of $370.5 million for the fourth quarter of fiscal 2022, which was largely unchanged on a sequential basis, and up 75% compared to $212.0 million in the prior year period. The year-over-year improvement was driven by record margins on steel products and a significant increase in the margin over scrap on sales of downstream products. Steel products have now experienced six consecutive quarters of year-over-year margin expansion. Controllable costs per ton of finished steel shipped were up modestly compared to the third fiscal quarter and increased relative to the prior year period, primarily as a result of higher per unit purchase costs for energy, alloys and freight.

(CMC Fourth Quarter Fiscal 2022 - 3)

Shipment volumes of finished steel, which include steel products and downstream products, followed typical seasonal patterns and were down slightly from the prior year period, due largely to destocking activities by our customers as well as the slower pace of construction on numerous job sites stemming from staffing challenges. The average selling price for steel products increased by $204 per ton compared to the fourth quarter of fiscal 2021 while the cost of scrap utilized declined $47 per ton, resulting in a year-over-year increase of $251 per ton in steel product margin over scrap. Average pricing declined by $6 per ton from the previous quarter. The average selling price for downstream products increased by $334 per ton from the prior year period and $104 per ton on a sequential basis. Future pricing indicators on new work entering the backlog remain positive, as average price levels for bids and new awards climbed significantly from the prior year period.

The Europe segment reported adjusted EBITDA of $64.1 million for the fourth quarter of fiscal 2022, down 5% compared to adjusted EBITDA of $67.7 million for the prior year period. Average selling price increased by $125 per ton in the fourth quarter compared to the prior year period, while the cost of scrap utilized declined $13 per ton. The result was a year-over-year increase in margin over scrap of $138 per ton. The modest year-over-year decline in adjusted EBITDA occurred despite expanded margin over scrap, primarily due to lower shipment volumes, higher costs for energy and alloys, the negative earnings impact of selling higher cost inventory, and the impact of the weakening Polish Zloty in relation to the U.S. Dollar. Earnings levels remained historically strong, as the fourth quarter result was three times higher than the quarterly average adjusted EBITDA of the prior ten fiscal years.

Europe end market demand was mixed during the quarter. Polish construction activity continued to grow on a year-over-year basis, while industrial production across Central Europe has contracted for several months. Volumes during much of the fourth quarter were negatively impacted by a supply chain destocking cycle that occurred in the wake of widespread safety stock procurement by end users and intermediaries following the outbreak of war in Ukraine. The purchase of safety stock meaningfully benefited CMC’s shipments during the fiscal third quarter, but the fourth quarter experienced the opposite effect. This, however, appears to have subsided late in the quarter, as evidenced by a strong rebound in shipment volumes on both a sequential and year-over-year basis.

The recent investment in a third rolling mill has positioned CMC’s Europe segment well to navigate current volatility. The asset has provided improved operational and commercial flexibility, as well as enhanced margins by eliminating billet sales in favor of converting material to finished product.

The Company’s new Tensar business generated EBITDA of $10.2 million during the fourth quarter. Excluding a $6.5 million charge to reflect the purchase accounting effect on inventory, EBITDA amounted to $16.7 million on net sales of $74.1 million, yielding a margin of 22.5%. Tensar’s financial performance is included within

(CMC Fourth Quarter Fiscal 2022 - 4)

CMC’s existing operating segments, with North American results incorporated into CMC's North America segment and all other operations included in the Europe segment.

Outlook
Ms. Smith said, "We are entering fiscal 2023 from a position of strength. Our North America contract backlog volumes and average pricing are at historically high levels. Additionally, downstream bidding activity remains good, indicating a strong pipeline of projects entering the market, and this is prior to any meaningful benefit from the Infrastructure Investment and Jobs Act (IIJA) signed into law last November. We believe the expected commissioning of CMC’s Arizona 2 micro mill next spring, as well as the addition of Tensar’s engineered solutions capabilities, will provide our Company with greater flexibility to capitalize on these favorable demand conditions.”

Ms. Smith added, "Looking ahead, we anticipate strong financial performance in the first fiscal quarter. Robust demand in North America for each of CMC’s major product lines is expected to persist. Finished steel volumes are expected to follow typical seasonal patterns, which have historically declined modestly from our fourth quarter levels. Market conditions in Europe are more uncertain, given the ongoing energy crisis and slowing industrial activity. However, CMC is well situated to compete due to our cost leadership position and operational flexibility. Margins over scrap in both North America and Europe are likely to compress from fourth quarter levels in order to remain competitive with raw material price changes and increased long steel supply from imports.”

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2022 conference call today, Thursday, October 13, 2022, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

(CMC Fourth Quarter Fiscal 2022 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the impact of the Russian invasion of Ukraine, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, construction activity, international trade, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2021, and Part II, Item IA, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials, which is uncertain, but may prove to negatively impact our business and operations; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in

(CMC Fourth Quarter Fiscal 2022 - 6)

various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance of their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill or other indefinite lived intangible asset impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2022 - 7)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2022	5/31/2022	2/28/2022	11/30/2021	8/31/2021	8/31/2022	8/31/2021
North America
Net sales	$1,997,636	$2,033,150	$1,614,224	$1,653,622	$1,660,409	$7,298,632	$5,670,976
Adjusted EBITDA	370,516	379,355	535,463	268,524	212,018	1,553,858	746,594

External tons shipped
Raw materials	359	353	329	334	331	1,375	1,331
Rebar	451	505	407	442	469	1,805	1,927
Merchant and other	249	274	245	257	302	1,025	1,123
Steel products	700	779	652	699	771	2,830	3,050
Downstream products	432	399	327	400	415	1,558	1,537

Average selling price per ton
Raw materials	$950	$1,207	$1,103	$1,034	$1,069	$1,073	$877
Steel products	1,104	1,110	1,041	976	900	1,060	752
Downstream products	1,348	1,244	1,169	1,092	1,014	1,217	961

Cost of raw materials per ton	$717	$908	$834	$766	$805	$807	$650
Cost of ferrous scrap utilized per ton	$387	$472	$436	$428	$434	$431	$355

Steel products metal margin per ton	$717	$638	$605	$548	$466	$629	$397

Europe
Net sales	$412,264	$484,564	$395,758	$329,056	$368,290	$1,621,642	$1,049,059
Adjusted EBITDA	64,096	120,974	81,149	79,832	67,676	346,051	148,258

External tons shipped
Rebar	177	170	172	103	174	622	521
Merchant and other	251	306	278	262	286	1,097	1,093
Steel products	428	476	450	365	460	1,719	1,614

Average selling price per ton
Steel products	$888	$967	$851	$869	$763	$896	$612

Cost of ferrous scrap utilized per ton	$435	$530	$444	$434	$448	$463	$357

Steel products metal margin per ton	$453	$437	$407	$435	$315	$433	$255

(CMC Fourth Quarter Fiscal 2022 - 8)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands)	8/31/2022	5/31/2022	2/28/2022	11/30/2021	8/31/2021	8/31/2022	8/31/2021
Net sales
North America	$1,997,636	$2,033,150	$1,614,224	$1,653,622	$1,660,409	$7,298,632	$5,670,976
Europe	412,264	484,564	395,758	329,056	368,290	1,621,642	1,049,059
Corporate and Other	(2,835)	(1,987)	(1,094)	(877)	1,947	(6,793)	9,725
Total net sales	$2,407,065	$2,515,727	$2,008,888	$1,981,801	$2,030,646	$8,913,481	$6,729,760

Adjusted EBITDA
North America	$370,516	$379,355	$535,463	$268,524	$212,018	$1,553,858	$746,594
Europe	64,096	120,974	81,149	79,832	67,676	346,051	148,258
Corporate and Other	(32,227)	(35,049)	(52,493)	(34,334)	(31,897)	(154,103)	(140,568)
Total adjusted EBITDA	$402,385	$465,280	$564,119	$314,022	$247,797	$1,745,806	$754,284

(CMC Fourth Quarter Fiscal 2022 - 9)

COMMERCIAL METALS COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
Net sales	$2,407,065	$2,030,646	$8,913,481	$6,729,760
Costs and operating expenses (income):
Cost of goods sold	1,899,251	1,686,973	7,057,085	5,623,903
Selling, general and administrative expenses	153,826	136,235	544,984	505,117
Interest expense	14,230	11,659	50,709	51,904
Loss on debt extinguishment	—	—	16,052	16,841
Asset impairments	453	2,439	4,926	6,784
(Gain) loss on sale of assets	684	583	(275,422)	(8,807)
Net costs and operating expenses	2,068,444	1,837,889	7,398,334	6,195,742
Earnings before income taxes	338,621	192,757	1,515,147	534,018
Income taxes	49,991	40,444	297,885	121,153
Net earnings	$288,630	$152,313	$1,217,262	$412,865

Earnings per share:
Basic	$2.43	$1.26	$10.09	$3.43
Diluted	$2.40	$1.24	$9.95	$3.38

Cash dividends per share	$0.14	$0.12	$0.56	$0.48
Average basic shares outstanding	118,780,227	120,625,533	120,648,090	120,338,357
Average diluted shares outstanding	120,457,370	122,376,099	122,372,386	121,983,497

(CMC Fourth Quarter Fiscal 2022 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	August 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$672,596	$497,745
Accounts receivable (less allowance for doubtful accounts of $4,990 and $5,553)	1,358,907	1,105,580
Inventories	1,169,696	935,387
Prepaid and other current assets	240,209	173,033
Assets held for sale	60	25,083
Total current assets	3,441,468	2,736,828
Property, plant and equipment:
Land	155,237	123,135
Buildings and improvements	799,715	792,915
Equipment	2,440,910	2,435,541
Construction in process	489,031	147,166
	3,884,893	3,498,757
Less accumulated depreciation and amortization	(1,974,022)	(1,932,634)
Property, plant and equipment, net	1,910,871	1,566,123
Intangible assets, net	257,409	10,117
Goodwill	249,009	66,137
Other noncurrent assets	378,270	259,466
Total assets	$6,237,027	$4,638,671
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$428,055	$450,723
Accrued expenses and other payables	540,136	475,384
Current maturities of long-term debt and short-term borrowings	388,796	54,366
Total current liabilities	1,356,987	980,473
Deferred income taxes	250,302	112,067
Other noncurrent liabilities	230,060	235,607
Long-term debt	1,113,249	1,015,415
Total liabilities	2,950,598	2,343,562
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 117,496,053 and 120,586,589 shares	1,290	1,290
Additional paid-in capital	382,767	368,064
Accumulated other comprehensive loss	(114,451)	(84,820)
Retained earnings	3,312,438	2,162,925
Less treasury stock, 11,564,611 and 8,474,075 shares at cost	(295,847)	(152,582)
Stockholders' equity	3,286,197	2,294,877
Stockholders' equity attributable to non-controlling interests	232	232
Total stockholders' equity	3,286,429	2,295,109
Total liabilities and stockholders' equity	$6,237,027	$4,638,671

(CMC Fourth Quarter Fiscal 2022 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2022	2021
Cash flows from (used by) operating activities:
Net earnings	$1,217,262	$412,865
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	175,024	167,613
Deferred income taxes and other long-term taxes	86,175	(39,873)
Stock-based compensation	46,978	43,677
Loss on debt extinguishment	16,052	16,841
Asset impairments	4,926	6,784
Other	2,553	541
Net gain on disposals of assets	(275,422)	(8,807)
Amortization of acquired unfavorable contract backlog	—	(6,035)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(257,607)	(228,026)
Inventories	(255,175)	(316,316)
Accounts payable, accrued expenses and other payables	3,899	194,801
Other operating assets and liabilities	(64,356)	(15,591)
Net cash flows from operating activities	700,309	228,474
Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(552,449)	(1,888)
Capital expenditures	(449,988)	(184,165)
Proceeds from the sale of property, plant and equipment and other	315,148	26,424
Proceeds from insurance	3,081	—
Other	(507)	(2,500)
Net cash flows used by investing activities	(684,715)	(162,129)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	743,391	309,279
Repayments of long-term debt	(328,594)	(368,527)
Proceeds from accounts receivable facilities	440,236	296,586
Repayments under accounts receivable facilities	(433,936)	(269,858)
Treasury stock acquired	(161,880)	—
Dividends	(67,749)	(57,766)
Tax withholdings related to share settlements, net of purchase plans	(9,457)	(3,166)
Debt extinguishment costs	(13,642)	(13,128)
Debt issuance costs	(3,064)	(2,830)
Contribution from non-controlling interest	—	20
Net cash flows from (used by) financing activities	165,305	(109,390)
Effect of exchange rate changes on cash	(2,785)	(790)
Increase (decrease) in cash, restricted cash, and cash equivalents	178,114	(43,835)
Cash, restricted cash and cash equivalents at beginning of period	501,129	544,964
Cash, restricted cash and cash equivalents at end of period	$679,243	$501,129

Supplemental information:
Cash paid for income taxes	$229,316	$140,950
Cash paid for interest	47,329	58,325

Noncash activities:
Liabilities related to additions of property, plant and equipment	$55,648	$39,899

Cash and cash equivalents	$672,596	$497,745
Restricted cash	6,647	3,384
Total cash, restricted cash and cash equivalents	$679,243	$501,129

(CMC Fourth Quarter Fiscal 2022 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2022	5/31/2022	2/28/2022	11/30/2021	8/31/2021	8/31/2022	8/31/2021
Net earnings	$288,630	$312,429	$383,314	$232,889	$152,313	$1,217,262	$412,865
Interest expense	14,230	13,433	12,011	11,035	11,659	50,709	51,904
Income taxes	49,991	92,590	126,432	28,872	40,444	297,885	121,153
Depreciation and amortization	49,081	43,583	41,134	41,226	42,437	175,024	167,613
Asset impairments	453	3,245	1,228	—	2,439	4,926	6,784
Amortization of acquired unfavorable contract backlog	—	—	—	—	(1,495)	—	(6,035)
Adjusted EBITDA	402,385	465,280	564,119	314,022	247,797	1,745,806	754,284
Non-cash equity compensation	9,122	11,986	16,251	9,619	8,119	46,978	43,677
Acquisition and integration related costs and other	1,008	4,478	—	3,165	—	8,651	—
Purchase accounting effect on inventory	6,506	2,169	—	—	—	8,675	—
Gain on sale of assets	—	—	(273,315)	—	—	(273,315)	(10,334)
Loss on debt extinguishment	—	—	16,052	—	—	16,052	16,841
Facility closure costs	—	—	—	—	—	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Core EBITDA	$419,021	$483,913	$323,107	$326,806	$255,916	$1,552,847	$814,028

(CMC Fourth Quarter Fiscal 2022 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2022	5/31/2022	2/28/2022	11/30/2021	8/31/2021	8/31/2022	8/31/2021
Net earnings	$288,630	$312,429	$383,314	$232,889	$152,313	$1,217,262	$412,865
Asset impairments	453	3,245	1,228	—	2,439	4,926	6,784
Acquisition and integration related costs and other	1,008	4,478	—	3,165	—	8,651	—
Purchase accounting effect on inventory	6,506	2,169	—	—	—	8,675	—
Gain on sale of assets	—	—	(273,315)	—	—	(273,315)	(10,334)
Loss on debt extinguishment	—	—	16,052	—	—	16,052	16,841
Facility closure costs	—	—	—	—	—	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Total adjustments (pre-tax)	$7,967	$9,892	$(256,035)	$3,165	$2,439	$(235,011)	$22,851

Tax items
International restructuring	—	—	—	(36,237)	—	(36,237)	—
Related tax effects on adjustments	(1,673)	(2,077)	60,274	(665)	(512)	55,859	(4,825)
Total tax items	(1,673)	(2,077)	60,274	(36,902)	(512)	19,622	(4,825)
Adjusted earnings	$294,924	$320,244	$187,553	$199,152	$154,240	$1,001,873	$430,891
Net earnings per diluted share(1)	$2.40	$2.54	$3.12	$1.90	$1.24	$9.95	$3.38
Adjusted earnings per diluted share(1)	$2.45	$2.61	$1.53	$1.62	$1.26	$8.19	$3.53
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(1) Net earnings per diluted share and adjusted earnings per diluted share are calculated independently for each three month period and may not sum to the year ended period due to rounding.

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